CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Tax-Managed Funds of our reports dated February 19, 2026, relating to the financial statements and financial highlights of Vanguard Developed Markets Index Fund, Vanguard Tax-Managed Balanced Fund, Vanguard Tax-Managed Capital Appreciation Fund and Vanguard Tax-Managed Small-Cap Fund, which appear in Vanguard Tax-Managed Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

April 24, 2026

PricewaterhouseCoopers LLP, 2001 Market Street, Suite 1800, Philadelphia, PA 19103 +1 (267) 330 3000www.pwc.com